Exhibit 12.1
BOFI HOLDING, INC.
Ratio of Earnings to Fixed Charges(1)

		For the Three Months Ended December 31,				For the Six Months Ended December 31,				For the Year Ended June 30,
(Dollars in thousands, unaudited)		2017		2016		2017		2016		2017		2016		2015		2014		2013
EXCLUDING INTEREST ON DEPOSITS:
Pre-tax income from continuing operations, as reported		$56,503		$55,661		$111,373		$105,395		$232,693		$204,895		$140,857		$94,269		$68,201
Fixed charges		5,098		4,469		11,309		9,179		19,805		15,866		12,158		12,192		13,123
Earnings		$61,601		$60,130		$122,682		$114,574		$252,498		$220,761		$153,015		$106,461		$81,324

Interest on debt, including amortization of debt issuance costs		4,528		3,929		10,171		8,115		17,565		14,029		10,686		10,964		11,158
Dividends on preferred stock		136		136		270		270		537		537		537		537		1,452
Portion of long-term leases representative of the interest factor		434		404		868		794		1,703		1,300		935		704		548
Fixed Charges	(B)	$5,098		$4,469		$11,309		$9,179		$19,805		$15,866		$12,158		$12,205		$13,158
Consolidated ratios of earnings to fixed charges, excluding interest on deposits(2)	(A)/(B)	12.08	x	13.45	x	10.85	x	12.48	x	12.75	x	13.91	x	12.59	x	8.72	x	6.18	x
INCLUDING INTEREST ON DEPOSITS:
Pre-tax income from continuing operations, as reported		$56,503		$55,661		$111,373		$105,395		$232,693		$204,895		$140,857		$94,269		$68,201
Fixed charges		24,142		18,480		47,671		36,704		76,299		58,533		46,891		37,022		36,026
Earnings	(C)	$80,645		$74,141		$159,044		$142,099		$308,992		$263,428		$187,748		$131,291		$104,227

Interest on deposits		19,044		14,011		36,362		27,525		56,494		42,667		34,733		24,817		22,868
Interest on borrowings, including amortization of debt issuance costs		4,528		3,929		10,171		8,115		17,565		14,029		10,686		10,964		11,158
Dividends on preferred stock		136		136		270		270		537		537		537		537		1,452
Portion of long-term leases representative of the interest factor		434		404		868		794		1,703		1,300		935		704		548
Fixed Charges	(D)	$24,142		$18,480		$47,671		$36,704		$76,299		$58,533		$46,891		$37,022		$36,026
Consolidated ratios of earnings to fixed charges, including interest on deposits(2)	(C)/(D)	3.34	x	4.01	x	3.34	x	3.87	x	4.05	x	4.50	x	4.00	x	3.55	x	2.89	x
PREFERRED DIVIDENDS:
Pre-tax income from continuing operations, as reported	(E)	$56,503		$55,661		$111,373		$105,395		$232,693		$204,895		$140,857		$94,269		$68,201
Preferred dividends		$78		$78		$155		$155		$309		$309		$309		$309		$835
Taxable equivalent preferred dividends assuming 42.50% tax rate	(F)	136		136		270		270		537		537		537		537		1,452
Consolidated ratios of earnings to preferred dividends(3)	(E)/(F)	415.46	x	409.27	x	412.49	x	390.35	x	433.32	x	381.55	x	262.30	x	175.55	x	46.97	x

(1)
The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preferred stock dividend requirements.

(2)	Interest expense on deposits is included in or excluded from the calculation of fixed charges used in the ratio of earnings to fixed charges as described on each line in the above table.

(3)	Equals the ratio of earnings to preferred-stock dividend charges and excludes all other fixed charges (items (a)—(c) described in footnote 1 above).